Exhibit 10.26

PROFORMA UNAUDITED CONDENSED COMBINED STATEMENTS OF INCOME					Combined
	Historical				Pro forma
($000 USD)		Qualytextil
For the three months ended April 30, 2008	AS REPORTED	US GAAP /USD	Adjustment	Adjustment	Three months ended
Income Statement Data:	4/30/08	4/30/08	(1)	(2)	4/30/08
Net sales	$27,280	$1,965	$-	$-	$29,245
Cost of goods sold	20,601	756	-	-	21,357
Gross profit	6,679	1,209	-	-	7,888
Operating expenses	5,231	830	-	-	6,061
Operating profit	1,448	379	-	-	1,827
Interest expense	(100)	(206)	(131)	206	(231)
Interest income	30	59	-	-	89
Income before income taxes	1,378	232	(131)	206	1,685
Income tax expense	485	35	(47)	31	504
Net Income	$893	$197	$(84)	$175	$1,181
Net income per share	$0.16				$0.22
# shares used for basic EPS	5,487,260				5,487,260
ACCRETIVE TO EPS:					$0.06

Exhibit 10.26

NOTES TO: PROFORMA UNAUDITED CONDENSED COMBINED STATEMENTS OF INCOME
Three months ended April 30, 2008

Adjustment Needed

(1) Adjustment to reflect interest- Expense that would have been incurred on loan to finance purchase of Qualytextil	$13,344

Interest rate assumed on proforma loan. Used Lakeland’s actual weighted average interest rate for the period + 40 BPS which is the pricing adjustment created by the higher leverage resulting from the purchase price borrowing	3.93%

Additional interest expense on purchase loan pro forma	$131

Tax rate - The Company considers the rate of 36% to be appropriate as it represents the applicable tax effect on interest expense incurred on the loan assumed in USD. The Company did not use the effective tax rate which is 25.0%, since the rate is affected by various factors not relevant to the current transaction including income from various foreign subsidiaries, deductions etc.	36%

Tax benefit on additional interest expense	$47

(2) Adjustment to add back interest expense on Qualytextil books as the debt has been repaid as a result of this transaction